U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                    FORM 3

                                 OMB APPROVAL
                            OMB Number:  3235-0104
                           Expires:  April 30, 1997
               Estimated average burden hours per response:  0.5

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                  Section 17(a) of the Public Utility Holding
  Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


 1.  Name and Address of Reporting Person
     Last, First Middle:  Compagnie Financiere de Paribas
     Street:  5 rue d'Antin  75002

     City, State Zip:  Paris, France
 2.  Date of Event Requiring Statement (Month/Day/Year)
     December 30, 1996

 3.  IRS or Social Security Number of Reporting Person (Voluntary)
 4.  Issuer Name and Ticker or Trading Symbol
     Opta Food Ingredients, Inc. (OPTS)

 5.  Relationship of Reporting Person to Issuer (Check all applicable)
     (     ) Director       (  X  ) 10% Owner
     (     ) Officer (give title below)       (     ) Other (specify below)

 6.  If Amendment, Date of Original (Month/Day/Year)



                                Table I -- Non-Derivative Securities Beneficially Owned

          1. Title of Security                                2.  Amount of Securities    3. Ownership Form:  Direct
             (Instr. 4)                                           Beneficially Owned         (D) or Indirect (I)
                                                                  (Instr. 4)                 (Instr. 5)

  (1)     Common Stock                                             1,386,674                           I




                                              Table I -- Continued

          1. Title of Security                                4. Nature of Indirect Beneficial Ownership
             (Instr. 4)                                          (Instr. 5)

  (1)     Common Stock                                        By Nouvelle Holding Guyomarc'h S.A.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



                               Table II -- Derivative Securities Beneficially Owned
                          (e.g., puts, calls, warrants, options, convertible securities)

          1.  Title of Derivative        2. Date Exercisable         3.  Title and Amount of Securities
              Security                      and Expiration               Underlying Derivative Security
              (Instr. 4)                    Date                         (Instr. 4)
                                            (Month/Day/Year)
                                         Date          Expiration                              Amount or Number
                                         Exercisable   Date          Title                     of Shares


  (1)




                                             Table II -- Continued

          1.  Title of Derivative        4. Conversion      5. Ownership Form     6. Nature of Indirect
              Security                      or Exercise        of Derivative         Beneficial Ownership
              (Instr. 4)                    Price of           Security:             (Instr. 5)
                                            Derivative         Direct (D)
                                            Security           or Indirect (I)
                                                               (Instr. 5)

  (1)


Explanation of Responses:

/s/ A. D. de Seze                                  January 9, 1997
_____________________________________________      ___________________
On behalf of Compagnie Financiere de Paribas       Date
Name:  A. D. de Seze
Title:  Member of the Board of Management
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.